Ex 99.1

                                News
                                   Release

           Vectren Corporation

           One Vectren Square

           Evansville, IN 47708
FOR IMMEDIATE RELEASE
December 1, 2005

Investor Contact: Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact: Michael Roeder, (812) 491-4143, mroeder@vectren.com

Vectren files agreement providing for ProLiance Energy’s
continued role as utility’s gas supplier through March 2011

Vectren Energy Delivery (Vectren; NYSE: VVC) Citizens Gas & Coke Utility and three consumer representatives have filed an agreement in principle with the Indiana Utility Regulatory Commission (IURC) providing for ProLiance Energy, LLC’s continued supplier of gas supply services to Vectren and Citizens Gas & Coke through March 2011. The agreement represents a binding commitment by the parties to finalize all remaining details and file a final settlement with the IURC by January 31, 2006. The final settlement agreement is subject to approval by the IURC.

“We are pleased the parties could reach agreement on terms that preserve the benefits our customers have received due to the joint management of Citizens Gas’ and Vectren Energy’s interstate gas supply,” said Niel C. Ellerbrook, Vectren Corporation’s chairman, president and CEO. “ProLiance is an Indiana based company with a focus on providing the highest quality service and costs savings to its customers. It has been successful in achieving these goals, and this agreement ensures the customers of Citizens and Vectren continued savings.”

Vectren and Citizens formed ProLiance as a joint venture in 1996. The two utilities identified potential gas cost savings resulting from the joint management of their interstate supply portfolios and contracted with ProLiance to provide services to them at a reduced cost. To date, utility customers have enjoyed a cumulative savings of more than $85 million due to ProLiance’s portfolio management.

In June 2002, Citizens Gas, Vectren Energy Delivery, the Indiana Utility Consumer Counselor (OUCC), the Citizens Action Coalition of Indiana, Inc. and an Industrial Customer Group entered into a settlement resolving outstanding issues related to ProLiance’s supply services to Citizens Gas and Vectren, and providing that ProLiance would remain the utilities’ supplier through March 2007. That settlement also stated that by Dec. 1, 2005, Citizens and Vectren would decide whether or not to conduct an RFP to select a gas supplier for the period commencing April 1, 2007. The agreement in principle represents an agreement on new terms for ProLiance’s provision of services to Vectren and Citizens for the period of April 1, 2006 - March 31, 2011.

About Vectren

Vectren Corporation (NYSE:VVC) is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the surrounding region. These services include energy marketing; coal mining; utility infrastructure services; and broadband communication services. To learn more about Vectren, visit www.vectren.com.